EXHIBIT 99.1
Goodrich Petroleum Prices Private Offering of
$82.5 Million 5.375% Cumulative Convertible Perpetual Preferred Stock
HOUSTON, December 16 /PRNewswire-FirstCall/ — Goodrich Petroleum Corporation (NYSE: GDP) announced that it has priced a private offering of 1.65 million shares of a new series of 5.375% Series B Cumulative Convertible Perpetual Preferred Stock for gross proceeds of $82.5 million at a liquidation value of $50 per share. Shares are being reoffered to qualified institutional buyers eligible under Rule 144A. The Company has also granted a 60-day option to the initial purchasers to purchase an additional 600,000 shares, or $30 million, of the Series B Preferred Stock.
Goodrich intends to use net proceeds of the offering to redeem within 60 days of closing the offering of all of the outstanding shares of its Series A Preferred Stock for approximately $9.5 million, with the balance of the net proceeds used to fund the continued acceleration of its drilling program. The Company has announced a preliminary capital expenditure budget for 2006 of $195 million, approximately $160 million of which is scheduled for the Cotton Valley Trend. Net proceeds will initially be applied to repay approximately $47.5 million outstanding under Goodrich’s revolving senior credit facility.
Cumulative dividends on each share of Series B Preferred Stock from and including the date of original issuance will be payable, when and if declared by the board of directors, in the amount of $2.6875 each year. The dividend will be payable quarterly in arrears to holders of record as of the first day of the payment month, each March 15, June 15, September 15 and December 15, commencing March 15, 2006.
Holders may, at their option, convert the Series B Preferred Stock into Goodrich common stock, par value $0.20 per share, at any time at an initial conversion rate of 1.5946 shares of common stock per share of Series B Preferred Stock, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion, Goodrich may elect to deliver the conversion value to holders in cash, shares of common stock or a combination of cash and stock. The conversion price will be subject to customary adjustments in certain circumstances. On or after December 21, 2010, Goodrich may, at its option, cause the Series B Preferred Stock to be automatically converted, if the closing price of Goodrich’s common stock equals or exceeds 130% of the then-prevailing conversion price for 20 trading days during any consecutive 30 trading day period. Upon the occurrence of specified events, the conversion rate may be increased under certain circumstances.
Closing of the private offering is expected to occur on December 21, 2005 and will be subject to satisfaction of various customary closing conditions. Following the closing, the Company intends to announce and send formal notices and instructions regarding the redemption date and procedures for redemption of its outstanding Series A Preferred Stock.
The Series B Preferred Stock has not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange that drills for, acquires, develops and produces natural gas and crude oil primarily in the Cotton Valley Trend in East Texas and North Louisiana and the transition zone of South Louisiana.
Contact: Robert C. Turnham, Jr., President, or D. Hughes Watler, Jr., Chief Financial Officer, both of Goodrich Petroleum Corporation, +1-713-780-9494, or fax, +1-713-780-9254